Exhibit 2.3

CONFIDENTIAL TREATMENT REQUESTED

Portions of this exhibit indicated by “[*CONFIDENTIAL*]” have been omitted pursuant to a request for confidential treatment and such omitted portions have been filed separately with the Securities and Exchange Commission.

SECOND AMENDMENT TO PURCHASE AGREEMENT

This SECOND AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”), dated as of March 12, 2012, is by and among Gaiam Americas, Inc., a Colorado corporation (the “Buyer”), and Universal Music Group Distribution, Corp., a Delaware corporation (the “Seller” and together with the Buyer, the “Parties”). This Amendment amends that certain Purchase Agreement (the “Purchase Agreement”), dated as of March 6, 2012, as amended by that certain First Amendment to Purchase Agreement, dated March 9, 2012, by and between the Buyer and the Seller.

RECITALS

WHEREAS, the Parties desire to amend the Purchase Agreement with respect to the matters set forth herein in accordance with Section 10.9 thereof.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Defined Terms. Unless otherwise defined in this Amendment, all capitalized terms used herein shall have the meanings assigned to such terms in the Purchase Agreement.

2. Certain Acknowledgments. [*CONFIDENTIAL*]

3. [*CONFIDENTIAL*]

4. Efficacy. Except as specifically provided herein, this Amendment does not in any way waive, amend, modify, affect or impair the terms and conditions of the Purchase Agreement, and all terms and conditions of the Purchase Agreement are hereby ratified and confirmed and shall remain in full force and effect unless otherwise specifically amended, waived, modified or changed pursuant to the terms and conditions of this Amendment. This Amendment shall become effective upon its execution, which may occur in one or more counterparts in accordance with Section 5 hereof.

5. Counterparts; Facsimile Signatures. This Amendment may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement. The Parties agree and acknowledge that delivery of a signature by facsimile shall constitute execution by such signatory.

CONFIDENTIAL TREATMENT REQUESTED

Portions of this exhibit indicated by “[*CONFIDENTIAL*]” have been omitted pursuant to a request for confidential treatment and such omitted portions have been filed separately with the Securities and Exchange Commission.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of California, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws.

[Signatures follow.]

CONFIDENTIAL TREATMENT REQUESTED

Portions of this exhibit indicated by “[*CONFIDENTIAL*]” have been omitted pursuant to a request for confidential treatment and such omitted portions have been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment to Purchase Agreement as of the date first above written.

GAIAM AMERICAS, INC,
a Colorado corporation

By:	/s/ Lynn Powers
Name:	Lynn Powers
Title:	Chief Executive Officer

UNIVERSAL GROUP DISTRIBUTION, CORP., a Delaware corporation

By:	/s/ Neil Nagano
Name:	Neil Nagano
Title:	Senior Vice President